Exhibit 10.1
[Execution Copy]

ALLIANCE AGREEMENT
dated as of February 7, 2007
between
FUELCELL ENERGY, INC.
and
POSCO POWER

Confidential treatment requested as to certain portions of this exhibit. Such portions have been redacted and filed separately with the SEC.

Exhibits

Exhibit A:	Securities Purchase Agreement
Exhibit B:	Technology Transfer, License and Distribution Agreement
Exhibit C:	Form of DOE Approval
Exhibit D:	Form of MTU Consent
Exhibit E:	Form of Marubeni Settlement

Schedules

Schedule A:	POSCO Affiliates
Schedule B:	Non-Exclusive Territory

ALLIANCE AGREEMENT
THIS ALLIANCE AGREEMENT (this “Agreement”), dated as of February 7, 2007, is made and entered into by and between FUELCELL ENERGY, INC., a Delaware corporation having a place of business at 3 Great Pasture Rd., Danbury, Connecticut 06813, U.S.A. (“FCE”) and POSCO POWER, a Korean corporation having a place of business at Dacom Building 10th Floor, 706-1 Yeoksam-dong, Kangnam-gu, Seoul 135-987, Korea (“POSCO Power”).
RECITALS:
A. FCE manufactures and sells, directly and indirectly through a third party distributor, the FCE Products throughout the world.
B. POSCO Power and FCE have determined that it is in their best interest to have POSCO Power to sell, import, distribute, maintain, service and/or repair the FCE Products in the Korean Market and in the Non-Exclusive Territory, in accordance with the terms and conditions of the Technology Transfer Agreement.
C. FCE desires to provide POSCO Power with, and POSCO Power desires to obtain, all relevant technology and “know-how” and licenses and other assistance necessary for POSCO Power and POSCO Affiliates to construct, assemble, manufacture, use, sell, import, distribute, maintain, service and/or repair the POSCO Products and POSCO Parts, all in accordance with the terms and conditions of the Technology Transfer Agreement.
D. FCE and POSCO Power also have determined that it is mutually beneficial for FCE to issue and sell, and POSCO Power to purchase, such number of shares of the common stock of FCE in an amount equal to US$29,000,000, in accordance with the terms of the Securities Purchase Agreement.
E. In order to effectuate the purpose of this Agreement, POSCO Power intends to use commercially reasonable efforts to establish a company in Korea, which will be a Subsidiary of POSCO Power (“NewCo”), to construct, assemble, manufacture, use, sell import, distribute, maintain, service and/or repair the POSCO Products and POSCO Parts within two years from the Effective Date.
F. In connection with the transactions contemplated in this Agreement, FCE and POSCO entered into the Memorandum of Agreement on January 10, 2007.
G. Simultaneously herewith, the parties hereto have entered into the Securities Purchase Agreement and the Technology Transfer Agreement.

ARTICLE I
DEFINITIONS
SECTION 1.1. Certain Definitions.
As used in this Agreement, the capitalized terms set forth below shall have the following respective meanings:
“Additional Term” shall have the meaning set forth in Section 5.2.
“Agreement” shall mean this Alliance Agreement, as it may be amended, modified or supplemented from time to time in accordance with its terms.
“Applicable Laws” shall mean all applicable laws, treaties, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, orders, interpretations and permits of any Governmental Authority.
“BOP” shall have the meaning set forth in the Technology Transfer Agreement.
“Claim” shall have the meaning set forth in Section 8.1.
“Contract” shall mean any contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant or instrument.
“Customer” shall mean any Person (wherever located) who has contracted with POSCO Power for the purchase of electric power pursuant to a power supply agreement or the purchase or lease of a DFC Power Plant.
“Damages” shall have the meaning set forth in Section 8.2.
“Dispute” shall have the meaning set forth in Section 6.1.
“DFC Power Plant” shall have the meaning set forth in the Technology Transfer Agreement.
“DOE Approval” shall have the meaning set forth in Section 4.1(a).
“Effective Date” shall mean the date that is no later than thirty (30) days from the date hereof on which all the obligations of FCE set forth in Section 4.1(a), (b) and (f) have been satisfied or waived.
“Facility” shall mean the site at which the DFC Power Plant will be installed and operated by the end user.
“FCE” shall have the meaning set forth in the preamble.
“FCE Products” shall have the meaning set forth in the Technology Transfer Agreement.

“FCE Technology” shall have the meaning set forth in the Technology Transfer Agreement.
“Force Majeure” shall mean unforeseen circumstances beyond the reasonable control and without the fault or negligence of either party and which such party is unable to prevent or provide against by the exercise of reasonable diligence including, but not limited to, acts of God, any acts or omissions of any civil or military authority, earthquakes, strikes or other labor disturbances, wars (declared or undeclared), terrorist and similar criminal acts, epidemics, civil unrest and riots.
“Fuel Cell Stack Module” shall have the meaning set forth in the Technology Transfer Agreement.
“Governmental Authority” shall mean any supranational, national, federal, state, municipal or local government or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, court, commission or other similar entity, domestic or foreign.
“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“ICC” shall have the meaning set forth in Section 6.2.
“Indemnified Party” shall have the meaning set forth in Section 8.4.
“Indemnifying Party” shall have the meaning set forth in Section 8.4.
“Initial Term” shall have the meaning set forth in Section 5.1.
“Korean Company” shall have the meaning set forth in the Technology Transfer Agreement.
“Korean Market” shall have the meaning set forth in the Technology Transfer Agreement.
“Legal Proceeding” shall mean any judicial, administrative or arbitral action, suit or proceeding (whether public or private and whether civil, criminal or administrative) by or before any court or other Governmental Authority.
“Long Term Service Agreement” or “LTSA” shall have the meaning set forth in the Technology Transfer Agreement.
“Marubeni” shall mean Marubeni Corporation, a Japanese corporation having its principal office at 4-2 Ohtemachi-I-Chome, Dhiyoda-ku, Tokyo, Japan.
“Marubeni Distribution Right” shall have the meaning set forth in Section 4.1(f).
“Marubeni Settlement” shall have the meaning set forth in Section 4.1(f).

“Memorandum of Agreement” shall mean that certain Memorandum of Agreement dated January 10, 2007 between FCE and POSCO.
“MTU” shall mean MTU CFC SOLUTIONS, GmbH, a German limited liability entity.
“MTU Consent” shall have the meaning set forth in Section 4.1(b).
“MTU-FCE BOP License” shall mean the license agreement between MTU and FCE dated July 16, 1998, for the cross licensing of certain balance of plant technology.
“NewCo” shall have the meaning set forth in the Recitals.
“NewCo Stock” shall have the meaning set forth in Section 2.5(g).
“New DFC-Based Products” shall mean, as currently designated by FCE, the “DFC/T Products” and the “DFC/H2 Products,” and any modifications and derivation in whole or in part of thereof, regardless of designation.
“New DFC-Based Technology” shall mean all technical information, know-how, inventions (whether patented or not) or trade secrets, which relate to the New DFC-Based Products.
“New POSCO Parts” shall mean any parts or components of the New POSCO Products other than the Fuel Cell Stack Module.
“New POSCO Products” shall mean any products, regardless of designation, which is the same as, or modification or derivation in whole or in part of the New DFC Based-Products.
“Non-Exclusive Territory” shall mean the jurisdictions listed in Schedule B attached hereto, it being understood and agreed that additional jurisdictions may be added, as mutually agreed by the parties from time to time.
“Person” shall mean any natural person, firm, partnership, association, corporation, company, joint venture, trust, business trust, Governmental Authority or other entity.
“POSCO Affiliate” shall have the meaning set forth in the Technology Transfer Agreement, a list of which is set forth in Schedule A attached hereto.
“POSCO Power Facility Completion Date” shall have the meaning set forth in Section 2.6(a).
“POSCO Power Facility” shall mean the factory constructed by POSCO Power at which POSCO Parts are manufactured and POSCO Products are assembled.
“POSCO Technology” shall have the meaning set forth in the Technology Transfer Agreement.

“Purchase Order” shall have the meaning set forth in the Technology Transfer Agreement.
“Rules” shall have the meaning set forth in Section 6.2.
“SEC Documents” shall mean any and all reports required to be filed by FCE under the U.S. Securities Act of 1933 and Exchange Act of 1934, as amended, including all exhibits and financial statements and other documents incorporated by reference therein.
“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement dated as of the date hereof between FCE and POSCO, in the form attached hereto as Exhibit A.
“Subsidiary” shall mean, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect or appoint a majority of the board of directors, senior management or other persons performing such similar functions is directly or indirectly owned by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
“Technology Transfer Agreement” shall mean that certain Technology Transfer, License and Distribution Agreement dated as of the date hereof between FCE and POSCO, in the form attached hereto as Exhibit B.
“Technology Transfer Program” or “TTP” shall have the meaning set forth in the Technology Transfer Agreement.
“Term” shall have the meaning set forth in Section 5.2.
“Transaction Agreements” shall mean this Agreement, the Securities Purchase Agreement and the Technology Transfer Agreement, and any other documents or agreements to effectuate the transactions contemplated herein.
ARTICLE II
THE ALLIANCE
SECTION 2.1. Alliance Scope. The scope of this Alliance Agreement shall be limited to the FCE Products and FCE Technology, except to the extent the New DFC-Based Products and the New DFC-Based Technology are addressed in Section 2.2(b). Each party shall have the right to pursue any opportunities that are not in conflict with or expressly subject to the provisions of this Agreement in the same manner in which it has previously pursued such opportunities or in any other manner in such party’s own discretion, including, without limitation, entering into a partnership, alliance, distribution or other sales and marketing arrangements with any third party.

SECTION 2.2. License and Distribution Rights.
(a) FCE Technology; FCE Products, POSCO Parts and POSCO Products. FCE, in consideration of payments and other amounts payable as specified in this Agreement and the other Transaction Agreements, agrees to grant to POSCO Power, and POSCO Power agrees to accept, certain licenses and distribution rights with respect to the FCE Technology, FCE Products, POSCO Parts and POSCO Products, it being understood and agreed that FCE shall not, during the Term, grant any right or license in or relating to the FCE Technology or FCE Products to any other Korean Companies, or grant any new distribution rights in respect of the Korean Market or renew any existing distribution rights in respect of the Korean Market, all in accordance with, and subject to, the terms and conditions of the Technology Transfer Agreement
(b) New DFC-Based Technology and New DFC-Based Products. FCE agrees that it (i) will provide to POSCO Power the New DFC-Based Technology during the Term and (ii) will grant to POSCO Power certain exclusive and non-exclusive distribution rights with respect to, and licenses to use the New DFC-Based Technology for POSCO Power and/or POSCO Affiliates to construct, assemble, manufacture, sell, use, import, distribute, maintain, service and/or repair, the New DFC-Based Products in the Korean Market and to sell, use, import, distribute, maintain, service and/or repair the New DFC-Based Products in the Non-Exclusive Territory, when such technology is developed and such products and parts are commercialized by FCE, on terms and conditions, including compensation, to be mutually agreed in a separate agreement, using their commercially reasonable good faith efforts, it being understood and agreed that FCE will not grant any right or license in or relating to the New DFC-Based Technology and New DFC-Based Products to any other Korean Company during the Term, as long as POSCO Power is using commercially reasonable efforts to actively and diligently commercialize the New DFC-Based Technology in the Korean Market.
(c) POSCO Power agrees that it will grant to FCE certain licenses and rights with respect to the POSCO Technology developed by POSCO Power or any POSCO Affiliate, in accordance with and subject to the terms and conditions of the Technology Transfer Agreement, and on terms and conditions, including compensation, to be mutually agreed in a separate agreement using their commercially reasonable good faith efforts.
SECTION 2.3. Additional Agreements. Simultaneously with the execution of this Agreement, and subject to the terms hereof, the parties shall enter into the Technology Transfer Agreement and the Securities Purchase Agreement, and, within sixty (60) days of thereof, the parties shall use commercially reasonable efforts to finalize the terms and conditions of the Technology Transfer Program, LTSA and the Purchase Order. In addition, from time to time, the parties shall use commercially reasonable efforts to enter into any other agreements, as needed, to effectuate the purposes of this Agreement.
SECTION 2.4. Mutual Covenants.
(a) Cooperation; Alliance Management. The parties shall use commercially reasonable good faith efforts to cooperate with each other to effectuate the transactions contemplated by this Agreement and any other Transaction Agreements. In order to ensure such cooperation, each of the parties shall designate at least two representatives for the purpose of coordinating the implementation and performance of this Agreement and the other Transaction Agreements. The representatives shall meet on a quarterly basis and on an as needed basis at the request of either party.

(b) Good Faith and Fair Dealing. Each of the parties acknowledges and agrees that all aspects of the performance by the parties under the terms of this Agreement and the other Transaction Agreements, and all other dealings between the parties in connection therewith, shall be governed by the principle of good faith and fair dealing. Further, each party agrees that it will perform its functions under this Agreement and the other Transaction Agreements in cooperation with the other party and in accordance with prevailing industry standards.
(c) Reputation. Each of the parties agrees to conduct its respective businesses prudently and in a manner that does not attract unfavorable publicity, a negative reputation in the energy industry or enforcement activity by a Governmental Authority having jurisdiction over POSCO Power or FCE, which in each case would be reasonably expected to have a material adverse effect on the transactions contemplated herein.
(d) Compliance. Each of the parties shall comply with all Applicable Laws relating to its activities contemplated by this Agreement and the other Transaction Agreements. In performing their respective obligations under this Agreement and the other Transaction Agreements, neither party shall be required to undertake any activity that would violate any Applicable Laws. In addition, each of the parties shall, at its own cost and expense, obtain and maintain any and all licenses and registrations, and cause each of its employees to obtain any and all licenses and registrations, that are necessary or, in such party’s reasonable discretion, desirable in the performance of the services to be provided by such party pursuant to this Agreement and the other Transaction Agreements.
SECTION 2.5. FCE Obligations.
(a) Technical Assistance, Advertising and Marketing. FCE shall provide commercially reasonable good faith technical assistance and support in connection with POSCO Power’s performance of the transactions contemplated hereby in accordance with the terms and conditions of the Technology Transfer Agreement, including the Technology Transfer Program. FCE shall, at its own cost, provide commercially reasonable good faith support to POSCO Power’s marketing and sales activities, including, but not limited to, supplying information to POSCO Power for POSCO Power to prepare general marketing materials.
(b) FCE Product Literature and Marketing Materials. FCE shall provide POSCO Power with (i) appropriate instructions regarding the use of the FCE Products, including, but not limited to, warning labels, disclaimers of warranty and any other related documentation, (ii) available literature, data, price lists, promotional materials, or any other similar materials regarding the FCE Products, (iii) documents to manufacture, install, service and repair the FCE Products, POSCO Products and POSCO Parts in accordance with the terms and conditions of the Technology Transfer Agreement, including the Technology Transfer Program and (iv) (A) preventative maintenance procedures for the FCE Products, (B) suggested and necessary repair parts and (C) estimated prices and replacements schedules for standard wear and tear items, in accordance with the terms and conditions of the Technology Transfer Agreement, including the Technology Transfer Program. Any materials provided in accordance with this Section 2.5(b) shall be in the English language. POSCO Power shall have the right to reproduce the materials and, where appropriate, translate such materials into other languages.

(c) Referrals. FCE agrees to refer to POSCO Power all demonstration projects or orders from any Korean company for FCE Products to be sited in the Korean Market.
(d) Inspection and Testing. FCE shall provide from time to time to POSCO Power the acceptance criteria that must be met or exceeded at either the FCE factory and at each Facility before POSCO Power and/or its Customers will be deemed to have accepted delivery of the relevant FCE Product.
(e) Construction and Installation Duties. FCE shall advise POSCO Power with respect to the determination and design of site requirements, permitting, grid interface and controlled designs, BOP, installation, start-up services, training and data collection for DFC Power Plants.
(f) Performance Standards. Each Purchase Order will set forth the design specifications for the FCE Products ordered thereby.
(g) Transfer of NewCo Stock. In the event FCE desires to transfer to any third party all or any portion of the capital stock of NewCo (the “NewCo Stock”) received as royalties pursuant to the Technology Transfer Agreement, FCE shall deliver to POSCO Power within thirty (30) days prior to the proposed date of transfer a written notice setting forth the price and any other relevant terms of its proposed transfer of such NewCo Stock. POSCO Power shall then be entitled to purchase all or any portion of such NewCo Stock proposed to be transferred on the same terms and conditions set forth in the notice provided by FCE, by delivering notice to FCE within fifteen (15) days of notice from FCE of such proposed transfer. To the extent that any portion of the NewCo Stock is not purchased pursuant to the terms in this clause, the proposed transfer may proceed so long as such transfer is effected in accordance with Applicable Law, and, in which case, POSCO Power shall provide commercially reasonable assistance to FCE to effect the sale of NewCo Stock.
SECTION 2.6. POSCO Power Obligations.
(a) Completion of POSCO Power Facility. POSCO Power shall use its commercially reasonable efforts to complete the construction of the POSCO Power Facility within two (2) years of the Effective Date (the “POSCO Power Facility Completion Date”); provided, however, that the failure by POSCO Power to complete such construction by the POSCO Power Facility Completion Date shall not be considered a material breach or failure of this Agreement (including Article IV) or any other Transaction Agreement.
(b) Manufacturing, Marketing and Sale of FCE Products. POSCO Power shall, at its sole expense, use its commercially reasonable good faith efforts to manufacture, promote, market, distribute, sell or otherwise commercialize the BOP technology in the Korean Market and distribute, sell, or otherwise commercialize the BOP technology in the Non-Exclusive Territory, in accordance with the terms of this Agreement and the other Transaction Agreements. POSCO Power shall comply with all FCE Product quality measures provided by FCE to POSCO Power from time to time.

(c) Marketing Plan. POSCO Power, at its sole expense, agrees to develop a marketing plan to advertise, promote and publicize the FCE Products in the Korean Market.
(d) Service Capability. POSCO Power has, or within 36 months of the Effective Date will develop, the necessary skills and capability to provide service for the FCE Products, POSCO Products and POSCO Parts to the Customers. Without limiting the foregoing and solely by way of example, such skills shall include the ability to perform, consistent with its commercial reasonable efforts, the following services: applications engineering, balance of plant service, power plant operations and control, installation services, troubleshooting, and maintenance services. The skills described in this section shall not include the performance of service within the Fuel Cell Stack Module, which shall be performed by FCE.
(e) FCE Fuel Cell Stack Module Integrity. POSCO Power shall not, and shall not permit its employees, subcontractors, Facility operators, site owners or agents, or those of its affiliates or Subsidiaries to, open any Fuel Cell Stack Modules or otherwise attempt to view the interiors of the Fuel Cell Stack Module without the prior written permission of FCE. Any violation of this section shall be deemed a material breach of the confidentiality provisions set forth herein and void all warranties contained in the related Purchase Order. POSCO Power may open a Fuel Cell Stack Module or allow a Fuel Cell Stack Module to be opened if there occurs an emergency condition, at POSCO Power’s reasonable judgment, involving the Fuel Cell Stack Module that imperils human life or threatens substantial property damage or bodily harm. If POSCO Power opens a Fuel Cell Stack Module or allows a Fuel Cell Stack Module to be opened pursuant to this Section, POSCO Power shall limit such intrusion into the Fuel Cell Stack Module as narrowly as possible, and treat any information learned thereby as confidential information in accordance with this Agreement. POSCO Power shall require, as a condition precedent to any agreement with respect to the sale, lease or such similar transaction of any FCE Product or POSCO Product, the purchaser, lessor, customer or any such party of such transaction to agree to accept the terms of this clause (e) and to agree to require any subsequent purchaser, lessor, customer or such similar party thereof to accept the terms hereof.
SECTION 2.7. Fuel Cell Stack Module Order Requirements.
(a) Order Requirements. During the Term of this Agreement, POSCO Power agrees to purchase from FCE, and FCE agrees to sell to POSCO, Fuel Cell Stack Modules that are capable of producing certain specified megawatts (on a cumulative basis) as follows (for the purpose of this section, the term “Year” means the 12-month period ending in each year on the anniversary of the Effective Date):

Year	Total Megawatts (cumulative)

(b) Price. The parties acknowledge and agree that the price and terms of each order shall be negotiated separately in a commercially reasonable good faith manner, subject to the pricing guidelines agreed to by the parties pursuant to Section 4.1 (c) below.
(c) Joint Review. Notwithstanding any provision to the contrary herein, any failure by POSCO Power to purchase the Fuel Cell Stack Modules, as set forth in Section 2.7 shall not constitute a material breach of this Agreement. The parties shall undertake a joint performance review at the end of years 3 and 5 from the Effective Date to determine the desirability of continuation of this Agreement, in the event the cumulative order requirements set forth in Section 2.7 were not met.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.1. Representations and Warranties of FCE. FCE represents and warrants to POSCO that as of the date hereof, and as of the Effective Date:
(a) It has all requisite right, power and authority, to execute and deliver this Agreement and the other Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;
(b) The execution, delivery and performance by FCE of this Agreement and the other Transaction Agreements, and the consummation by FCE of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of FCE and no other corporate actions or proceedings on the part of FCE are necessary to authorize this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by POSCO Power hereto and thereto, each of this Agreement and the other Transaction Agreements constitute a legal, valid and binding obligation of FCE enforceable against it in accordance with its terms;
(c) The execution, delivery and performance by FCE of this Agreement and the other Transaction Agreements, and the consummation by FCE of the transactions contemplated hereby and thereby, do not: (i) violate any Applicable Law; (ii) violate or conflict with any Contract to which FCE is a party, including, but not limited to, any Contract with Marubeni and MTU, upon receipt of the Marubeni Settlement and MTU Consent; (iii) violate any Governmental Order; (iv) require the approval, consent or permission of any Governmental Authority having authority over FCE, other than the DOE Approval (as hereinafter defined); or (v) violate FCE’s organizational documents;
(d) Neither FCE or any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of FCE or its Subsidiaries has, in the course of its actions for, or on behalf of, FCE or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to or from any foreign or domestic government official or employee;

(e) To FCE’s knowledge, there is no pending or threatened any suit, action or proceeding (i) by any Governmental Authority challenging the transactions contemplated herein or in the other Transaction Agreements by FCE, seeking to restrain or prohibit the consummation of the transactions contemplated hereby or thereby, or (ii) by any Person which has not been disclosed in the SEC Documents; and
(f) As of their respective dates, the financial statements set forth in the SEC Documents fairly present in all material respects the consolidated financial position of FCE as of the dates thereof and, since October 31, 2006, and except as noted in the SEC Documents, FCE’s business has been operated in the ordinary course of business and there has not been any event or condition that would reasonably be expected to result, individually or in the aggregate, in a material adverse event.
SECTION 3.2. Representations and Warranties of POSCO Power. POSCO Power represents and warrants to FCE that, as of the date hereof and as of the Effective Date:
(a) It has all requisite right, power and authority to execute and deliver this Agreement and the other Transaction Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;
(b) The execution, delivery and performance by POSCO Power of this Agreement and the other Transaction Agreements, and the consummation by POSCO Power of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of POSCO Power and no other corporate actions or proceedings on the part of POSCO Power are necessary to authorize this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby. Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by FCE hereto and thereto, each of this Agreement and the other Transaction Agreements constitute a legal, valid and binding obligation of POSCO Power enforceable against it in accordance with its terms;
(c) The execution, delivery and performance by POSCO Power of this Agreement and the other Transaction Agreements, and the consummation by POSCO Power of the transactions contemplated hereby and thereby, do not: (i) violate any Applicable Law; (ii) violate or conflict with any Contract to which POSCO Power is a party; (iii) violate any Governmental Order; (iv) require the approval, consent or permission of any Governmental Authority having authority over POSCO Power; or (v) violate POSCO Power’s organizational documents;

(d) Neither POSCO Power nor any director, officer, agent, employee or other Person acting on behalf of POSCO Power has, in the course of its actions for, or on behalf of, POSCO Power (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made or received any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to or from any foreign or domestic government official or employee; and
(e) To POSCO Power’s knowledge, there is no pending or threatened any suit, action or proceeding by any Governmental Authority challenging the transactions contemplated herein or in the other Transaction Agreements by POSCO Power, seeking to restrain or prohibit the consummation of the transactions contemplated hereby or thereby.
ARTICLE IV
CERTAIN COVENANTS
SECTION 4.1. Post-Execution Covenants.
(a) DOE Approval. FCE shall use its reasonable best efforts to obtain all necessary consent or approval from the U.S. Department of Energy, in form substantially similar to the form of DOE Approval set forth in Exhibit C attached hereto (the “DOE Approval”) .
(b) MTU Consent. FCE shall use its reasonable best efforts to obtain the consent, approval and/or agreement, in form substantially similar to the form of consent set forth in Exhibit D attached hereto (the “MTU Consent”).
(c) Form of Purchase Order and LTSA; Accounting. Within sixty (60) days of the Effective Date, the parties shall use commercially reasonable good faith efforts to finalize (i) the terms and conditions of the LTSA and the Purchase Order, (ii) the pricing guidelines of the Fuel Cell Stack Modules and/or FCE Products and (iii) certain accounting issues relating to, and the components or items that comprise, the Net Sales.
(d) Technology Transfer Program. The parties shall use commercially reasonable good faith efforts to negotiate, prepare and finalize the terms and conditions of the Technology Transfer Program within sixty (60) days of the date hereof.
(e) Closing of Securities Purchase Agreement. The parties shall use commercially reasonable good faith efforts to effect the closing of the Securities Purchase Agreement as soon as practicable, but no earlier than the Effective Date.
(f) Marubeni Settlement. The parties shall use their reasonable best efforts to secure a waiver from Marubeni, pursuant to which Marubeni waives its distribution rights in the Korean Market, in form substantially similar to the form of waiver set forth in Exhibit E attached hereto (“Marubeni Settlement”). POSCO Power hereby agrees to comply with the provisions in the Marubeni Settlement to the extent applicable to POSCO Power.

ARTICLE V
TERM ANDTERMINATION
SECTION 5.1. Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue, unless earlier terminated in accordance with the provisions set forth herein, for a period of ten (10) years from the date hereof.
SECTION 5.2. Extension. The Initial Term may be extended for additional terms, each for a period of three (3) years, as mutually agreed (each such additional term referred to herein as the “Additional Term”; together with the Initial Term, the “Term”); provided, that the first Additional Term shall be on terms and conditions no less favorable to POSCO Power than those set forth in this Agreement and the other Transaction Agreements; provided, further, that any Additional Term after the first Additional Term shall be on terms and conditions as mutually agreed upon by the parties. This Agreement shall be extended only if the other Transaction Agreements other than the Securities Purchase Agreement are extended for the same period.
SECTION 5.3. Termination. This Agreement may be terminated:
(a) by mutual written agreement of FCE and POSCO Power;
(b) by either party (i) if the parties fail to agree to the continuation of this Agreement as set forth in Section 2.7(c); (ii) if the terms and conditions set forth in Section 4.1(a), (b) and (f) have not been satisfied (or waived in writing by POSCO Power) by April 7, 2007; or (iii) if a change in any Applicable Law would materially and adversely affect any rights or obligations of any party and the parties in their exercise of commercially reasonable good faith efforts, failed to agree to an appropriate modification or an amendment of the terms and conditions of this Agreement, after complying with the procedures set forth in Section 6.1 below.
(c) (i) by FCE, by written notice to POSCO Power, if (A) POSCO Power shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements of, or an event of default has occurred under, this Agreement or any of the other Transaction Agreements and (B) such breach, failure or default is not fully cured within sixty (60) days after receiving notice thereof; provided, however, that the parties acknowledge and agree that the failure by POSCO Power to meet the order requirements set forth in Section 2.7(a) shall not be deemed to be a material breach or failure of this Agreement or any other Transaction Agreements; or
(ii) by POSCO Power, by written notice to FCE, if (A) FCE shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements of, or an event of default has occurred under, this Agreement or any of the other Transaction Agreements, and (B) such breach, failure or default is not fully cured within sixty (60) days after receiving notice thereof.
The parties acknowledge and agree that any decision on the part of either party to terminate this Agreement shall be subject to the procedures set forth in Article VI.

SECTION 5.4. Effect of Termination; Survival.
(a) Upon any termination of this Agreement pursuant to Section 5.3(a) or (b) hereof, all further obligations of the parties hereunder shall terminate without any further liability of either party, except as provided in this Section 5.4(a). Each party, if so requested by the other party, will re-deliver promptly every document furnished to it by the other party in connection with the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, and any copies thereof which may have been made.
(b) Upon any termination of this Agreement due to a material breach or failure to perform any of the representations, warranties, covenants or agreements of this Agreement or the Technology Transfer Agreement pursuant to Section 5.3(c)(i) hereof, the parties hereby agree that the remedies set forth in Article IX of the Technology Transfer Agreement shall govern.
(c) Upon any termination of this Agreement due to a material breach or failure to perform any of the representations, warranties, covenants or agreements of this Agreement or the Technology Transfer Agreement pursuant to Section 5.3(c)(ii), the parties hereby agree that the remedies set forth in Article IX of the Technology Transfer Agreement shall govern.
(d) No termination under this Agreement shall limit or otherwise affect the other rights and remedies of either party arising prior to the termination.
(e) Upon the expiration or termination of this Agreement for any reason, the provisions of this Section 5.4, Section 6.2, and Articles VII, VIII and IX shall survive indefinitely.
(f) For the avoidance of doubt, the parties hereto acknowledge and agree that, except as provided in this Section 5.4(b) and (c), the remedies set forth in any other Transaction Agreements shall govern, as applicable.
ARTICLE VI
DISPUTES AND ARBITRATION
SECTION 6.1. Efforts to Resolve by Mutual Agreement.
Any dispute, action, claim or controversy of any kind arising from or in connection with this Agreement or the relationship of the parties under this Agreement (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or otherwise, shall be resolved as follows:
(a) Upon written request of either FCE or POSCO Power, the parties shall meet and attempt to resolve any such Dispute. Such meetings may take place via teleconference or videoconference.
(b) The parties shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

(c) Formal proceedings for the resolution of a Dispute may not be commenced until the earlier of (i) the Parties concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or (ii) the expiration of a sixty (60) day period immediately following the initial request by either party to resolve the Dispute; provided, however, that this Section 6.1 will not be construed to prevent a party from instituting formal proceedings earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors or to seek temporary or preliminary injunctive relief.
SECTION 6.2. Arbitration. If the Parties are unable to resolve any Dispute, pursuant to Section 6.1 above and except as otherwise specified in Section 6.4, the Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”) by three (3) arbitrators designated by the parties. Each party shall designate one arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the parties. If either party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. An arbitration proceeding hereunder shall be conducted in London, U.K., and shall be conducted in the English language. The decision or award of the arbitrators shall be in writing and is final and binding on both parties. The arbitration panel shall award the prevailing party its attorneys’ fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration; provided, however, that if the claims or defenses are granted in part and rejected in part, the arbitration panel shall proportionately allocate between the parties those arbitration expenses in accordance with the outcomes. The arbitration panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and special damages (or as otherwise specified in this Agreement, including, without limitation, Section 6.3) be awarded. In the event of any conflict between the Rules and any provision of this Agreement, this Agreement shall govern.
SECTION 6.3. Limitation on Recoverable Damages. In no event shall the measure of damages payable by either party under or in connection with this Agreement or the transactions or arrangements contemplated hereby include, nor will either party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, whether or not foreseeable, even if such party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed. Notwithstanding anything contained herein to the contrary, the parties hereto shall be entitled to seek specific performance or injunctive relief in connection with any material breach by another party of its obligations under this Agreement.
SECTION 6.4. Specific Performance. The parties acknowledge and agree that the FCE Technology is unique and further acknowledge and agree that POSCO Power will suffer irreparable harm, which is not compensable by monetary damage, in the event the FCE Technology has not been fully transferred to POSCO Power at the time of the termination of this agreement due to a material breach by FCE of this Agreement. Accordingly, the parties agree that POSCO Power shall be entitled to an injunction or injunctions to enforce specifically the transfer of the FCE Technology to POSCO Power in accordance with Article IX of the Technology Transfer Agreement, in addition to any other remedy to which it may be entitled under this Agreement.

ARTICLE VII
CONFIDENTIALITY
This confidentiality provision supplements, but does not replace, the confidentiality provisions of the other Transaction Agreements. As used in this Agreement, the term “confidential information” means any and all trade secrets and other confidential information and know-how related directly or indirectly to a party’s business or its products and services, which is not covered by the confidentiality provisions of other Transaction Agreements. Each party shall hold each other’s confidential information in confidence and shall not use or disclose any confidential information, or permit any person to examine or copy any confidential information, regardless of the manner in which such party gained access to it, except as necessary for the performance of its obligations under this Agreement, including, without limitation, to such party’s legal advisors, financial advisors and accountants. Each party’s obligation of confidentiality with respect to confidential information supplied by the other hereunder shall not include or extend to information which: (i) at the date such information is disclosed to the recipient is generally known by or available to the public; (ii) after such information is disclosed to the recipient becomes generally known or available to the public, through no fault of the recipient; (iii) becomes available or is known to the recipient prior to the time of it being disclosed to the recipient as evidenced by the written records of the recipient and was not received directly or indirectly from the provider; (iv) became or becomes available to the recipient from an independent third party who is not bound by a confidentiality agreement with the provider; or (v) is required to be disclosed by the recipient to a third party in response to a subpoena or order of a court or an administrative agency, provided that the recipient shall inform the provider promptly so that the provider shall have an opportunity to seek a protective order and the recipient shall not interfere with the provider’s lawful efforts to obtain said protective order. POSCO Power shall use best efforts to require, as a condition precedent to any agreement with respect to the sale, lease or such similar transaction of any FCE Product or POSCO Product, the purchaser, lessor, customer or any such party of such transaction (x) to agree and (y) to use such party’s good faith efforts to cause any subsequent purchaser, lessor, customer or such similar party thereof, in each case, to be bound to confidentiality obligations substantially similar to the terms hereof.
ARTICLE VIII
INDEMNIFICATION
SECTION 8.1. Claims. This indemnification provision supplements, but does not replace, the indemnification provisions of the other Transaction Agreements. For purposes of this Agreement, “Claim” shall mean any liability, claim, suit, demand, loss, damage, judgment, and expense (including reasonable attorneys’ fees and costs and the cost of settlement), that is not covered by the indemnification provisions of other Transaction Agreements.
SECTION 8.2. Indemnification by POSCO. POSCO Power shall indemnify, defend, and hold harmless FCE and its representatives, successors and permitted assigns from and against any and all Claims made or threatened by any third party and all related losses, expenses, damages, costs and liabilities, including reasonable attorneys’ fees and expenses incurred in investigation or defense of such claims (“Damages”), to the extent such Damages relate to or arise out of (i) any breach of or any inaccuracy in any representation or warranty made by POSCO Power in this Agreement or (ii) any breach of or failure by POSCO Power to perform or comply with any of its covenants or agreements contained in this Agreement.

SECTION 8.3. Indemnification by FCE. FCE shall indemnify, defend, and hold harmless POSCO Power and its representatives, successors and permitted assigns from and against any and all Claims made or threatened by any third party and all related Damages, to the extent such Damages relate to or arise out of (i) any breach of or any inaccuracy in any representation or warranty made by FCE in this Agreement or (ii) any breach of or failure by FCE to perform or comply with any of its covenants or agreements contained in this Agreement.
SECTION 8.4. Indemnification Procedure. In the event a Claim by a third party for which indemnification may be available under this Agreement is made or filed against a party, the party against which the claim, suit or proceeding is made (the “Indemnified Party”), shall promptly notify the other party (the “Indemnifying Party”) in writing of the claim, suit or proceeding. The Indemnifying Party, within thirty (30) days, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding, after the notice, may elect to defend, compromise, or settle the third party claim, suit or proceeding at its expense. In any third party claim, suit or proceeding which the Indemnifying Party has elected to defend, compromise or settle, the Indemnifying Party shall not after the election be responsible for the expenses, including counsel fees, of the Indemnified Party but the Indemnified Party may participate therein and retain counsel at its own expense. In any third party claim, suit or proceeding the defense of which the Indemnifying Party shall have assumed, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement affecting the Indemnified Party to the extent that the judgment or settlement involves more than the payment of money without the written consent of the Indemnified Party. The Indemnified Party shall provide to the Indemnifying Party all information, assistance and authority reasonably requested in order to evaluate any third party claim, suit or proceeding and effect any defense, compromise or settlement.
ARTICLE IX
MISCELLANEOUS
SECTION 9.1. Certain Expenses. Except as expressly provided in this Agreement, each party shall bear and pay its own costs and expenses incurred in connection with the performance by such party of its obligations hereunder.
SECTION 9.2. Independent Contractors. The parties are independent contractors, and nothing contained in this Agreement shall be construed as (a) giving either party the power to direct and control the day-to-day activities of the other, (b) constituting either party as a partner, a joint venture, a co-owner or a fiduciary of the other or (c) creating any other form of legal association that would impose liability on one party for the act or failure to act of the other or as providing either party with the right, power or authority (express or implied) to create any duty or obligation of the other.

SECTION 9.3. Entire Agreement. This Agreement, the Technology Transfer Agreement and the Securities Purchase Agreement, including any Exhibits and Schedules attached hereto and thereto, and any other Transaction Documents which are incorporated into this Agreement by this reference, constitute the full and complete statement of the agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. There are no representations, understandings or agreements relating to this Agreement that are not fully expressed in this Agreement other than those representations, understandings or agreements contained in the other Transaction Agreements.
SECTION 9.4. Amendments; Waiver. Any changes or modifications to this Agreement may not be made orally, but only by a written amendment executed and delivered by both parties. Any terms and conditions varying from this Agreement on any notification from either party are not binding on the other unless specifically accepted in writing by the other. A delay or omission by either party to exercise any right or power under this Agreement will not be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof.
SECTION 9.5. Binding Nature; Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may, nor will it have the power to, assign this Agreement, or any part hereof, without the prior written consent of the other party, except that the parties acknowledge and agree that POSCO Power may, without assuming any obligations set forth in this Agreement and the other Transaction Agreements, assign its rights and obligations to NewCo without consent of FCE. In the event of any other assignment of this Agreement by either party, the assignee shall assume, in writing (in form and substance reasonably satisfactory to the other party), the rights and obligations of the assigning party under this Agreement.
SECTION 9.6. No Third Party Beneficiaries. Except as expressly contemplated herein, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.
SECTION 9.7. Notices. All notices pursuant to this Agreement shall be in writing and will be deemed to have been duly given if delivered personally or by internationally recognized courier service, or by facsimile to the parties at the addresses set forth below.

if to FCE, to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Facsimile: (203) 825-6079
Attention: Ben Toby
with copy to:
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, CT 06813
Facsimile: (203) 825-6069
Attention: Ross Levine
if to POSCO Power, to:
POSCO Power
Dacom Building 10th Floor
706-1 Yeoksam-dong, Kangnam-gu
Seoul 135-987, Korea
Facsimile: 011-82-2-3457-1960
Attention: Taehyoung (TH) Kim
with copy to:
POSCO
POSCO Center
892 Daechi 4-Dong, Gangnam-Gu
Seoul, 135-777, Korea
Facsimile: 011-82-2-3457-1972
Attention: Bong-han “Stephen” Kim, Esq.
All notices under this Agreement that are addressed as provided in this Section 9.7, (i) if delivered personally or by internationally recognized courier service, will be deemed given upon delivery or (ii) if delivered by facsimile, will be deemed given when confirmed. Either party from time to time may change its address or designee for notification purposes by giving the other party notice of the new address or designee and the date upon which such change will become effective.
SECTION 9.8. Publicity. The parties shall cooperate with each other in releasing information concerning this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other party, except for any legally required communication by any party and then only with prior consultation with the other party.

SECTION 9.9. Use of Name. Except as expressly provided in this Agreement or the other Transaction Agreements, neither party may use the trade names, trademarks, service marks or other similar proprietary rights of the other party without the written consent of such other party. Notwithstanding any authorized use by the other party, the trade names, trademarks, services marks and other similar proprietary rights of a party shall remain the property of such party.
SECTION 9.10. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void (including, without limitation, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and it is the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefore another provision that is legal and enforceable and that achieves the same objective.
SECTION 9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.
SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the parties, notwithstanding that both parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

FUELCELL ENERGY, INC.
By:	/s/ Robert Daniel Brdar
	Name:	Robert Daniel Brdar
	Title:	President CEO and Chairman
POSCO POWER
By:	/s/ Seung-Woo Lee
	Name:	Seung-Woo Lee
	Title:	Persident & CEO
Alliance Agreement

EXHIBIT A
Securities Purchase Agreement

EXHIBIT B
Technology Transfer, License and Distribution Agreement

EXHIBIT C
Form of DOE Approval

EXHIBIT D
Form of MTU Consent

EXHIBIT E
Form of Marubeni Settlement

SCHEDULE A
POSCO Affiliates
POSCO Affiliates shall include the following companies:
POSCON, a Korean corporation having a place of business at 606 Ho-dong Nam-gu, Pohang, Kyungbuk 790-719, Korea
POSMEC, a Korean corporation having a place of business at 322-4 Janghung-dong Nam-gu, Pohang, Kyungbuk 790-714, Korea
POSCO E&C, a Korean corporation having a place of business at 568-1 Goedong-dong Nam-gu, Pohang, Kyungbuk 790-704, Korea
POSTEEL, a Korean corporation having a place of business at 735-3 Posteel Tower Yeoksam-dong Gangnam-gu Seoul 135-080, Korea

SCHEDULE B
Non-Exclusive Territory
The Non-Exclusive Territory shall include all countries and jurisdictions, except as noted below:
Western Europe
Andorra
Austria
Belgium
Cyprus
Denmark
Federal Republic of Germany
Finland
France
Great Britain and including, but not limited to
Northern Ireland CIS (Commonwealth of Independent States)
Greece
Greenland
Ireland
Iceland
Italy
Liechtenstein
Luxembourg
Malta
Monaco
Netherlands
Norway
Portugal
San Marino
Spain
Sweden
Switzerland
The Vatican State
Eastern Europe
Albania
Bulgaria
Czech Republic
Slovakia
Hungary
Poland
Romania
All states of the former USSR
Yugoslavia
Slovenia
Croatia
Asia
Japan
Middle East
Bahrain
Iran
Iraq
Israel
Jordan
Kuwait
Lebanon
Oman
Qatar
Saudi-Arabia
Syria
Turkey
Yemen, Arab Rep.
Yemen, Peoples Rep.
United Arab Emirates (UAE)
North America
United States
Canada
Mexico